Exhibit - 10.43
                               Covenant Waiver

55 Almaden Boulevard
San Jose, CA 95113-1609

(408)556-5836                                                   January 31, 2000

Via Facsimile and First Class Mail

Gary O. Rhea, CFO
Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555

      Re: Revolving Loan and Security Agreement dated as of May 15, 1997, as modified from time to time in writing (the "Agreement"), between Versant Corporation ("Borrower") and Comerica Bank - California ("Bank")

Dear Gary:

      We have learned of the following breach of the Agreement based upon Borrower prepared financial statements and press release communication with Borrower as of the fiscal quarter ending December 31, 1999. Borrower is in violation of the following:

      Section 6.17 (g) Net income after taxes of at least One Dollar ($1.00), for each fiscal quarter of Borrower commencing with the fiscal quarter ending September 30, 1999.

      Bank has agreed to waive the breach described above for the period ending December 31, 1999 until March 31, 2000. Except as specifically set forth in this letter, all other terms and conditions of the Agreement shall remain in full force and effect. This waiver is not a waiver of any other, or future breach, of any other term or condition of the Agreement.

                                                Very truly yours,
                                          Comerica Bank - California



                                                Roland Tucker
                                                Vice President